Exhibit 10.8

THE TORO COMPANY

SUPPLEMENTAL BENEFIT PLAN

Amended and Restated Effective as of January 1, 2017

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10.12 Successors	15
10.13 No Assurance of Tax Consequences	15
10.14 Code Section 409A	15

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THE TORO COMPANY
SUPPLEMENTAL BENEFIT PLAN
Amended and Restated Effective as of January 1, 2017
The Toro Company hereby amends and restates its Supplemental Benefit Plan originally effective as of August 1, 1989 and most recently amended and restated effective January 1, 2009. This amendment and restatement continues to apply to all amounts deferred on or after January 1, 2005 that remained unpaid as of January 1, 2009. All grandfathered amounts earned and vested as of December 31, 2004 shall continue to be governed by the 2004 Plan document in accordance with then applicable IRS guidance. All amounts earned or vested from January 1, 2005 through December 31, 2008 shall continue to be governed by the Plan document, as modified by the operations of the Plan during such period in accordance with Code Section 409A and then applicable IRS guidance (including transition relief).
The Plan is maintained by the Company for the purpose of providing benefits for a select group of management or highly compensated employees, in excess of the limitations on benefits and contributions imposed by Sections 401(a)(17) and 415 of the Code. The Plan is unfunded for purposes of Title I of ERISA.
I.    DEFINITIONS
When used in the Plan, the following terms have the meanings indicated unless a different meaning is plainly required by the context.
“2004 Plan” means the terms of the Plan in place as of December 31, 2004.
“Account” means a book entry account established and maintained in the Company’s records in the name of a Participant pursuant to Article III of the Plan.
“Administrator” is defined in Section 7.1.
“Affiliate” means all persons with whom the Company would be considered a single employer under Code section 414(b) or 414(c).
“Beneficiary” means the person or persons entitled to receive benefits under the Plan in the event of the Participant’s death as provided in Section 6.3.
“Board” means the Board of Directors of The Toro Company.
“Change Election” means a Participant’s election under Section 6.2(b) to change the method of payment of amounts payable under the Plan, made in the manner prescribed by the Administrator.
“Change of Control” means:

(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of fifteen percent (15%) or more of either (i) the then-outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or
(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company or the acquisition by the Company of assets or stock of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifteen percent (15%) or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
“Code” means the Internal Revenue Code of 1986, as amended, including, when the context requires, all regulations, interpretations and rulings issued thereunder.
“Committee” means the Compensation and Human Resources Committee of the Board or any successor committee and its delegates with respect to the Plan.
“Common Stock” means the Company’s common stock, par value $1.00 per share, and related preferred share purchase rights, as such shares may be adjusted in accordance with the Performance Share Plan.
“Company” means The Toro Company, a Delaware corporation. Except as used in Articles VII and VIII, “Company” also includes any Participating Subsidiary.
“Compensation” means all amounts received or entitled to be received by a Participant from the Company or an Affiliate for services performed prior to the Participant’s Separation from Service that are subject to federal income tax withholding; provided that (a) Compensation shall not include any amount received by a Participant on account of the grant or exercise of an option to purchase Common Stock of the Company or on account of any other amount received in connection with an award that is based on the value of the Common Stock of the Company, (b) Compensation shall include an amount equal to any reductions in a Participant’s gross income as a result of salary reductions under Section 125, 132(f)(4) or 402(e)(3) of the Code, and the Participant’s elective deferrals under any Company sponsored non-qualified deferred compensation plan, (c) Compensation shall include only amounts paid or deferred in connection with the Participant’s annual base salary and the Company’s annual cash incentive plans, and (d) Compensation shall not include any amount received by a Participant for services rendered after the Participant’s Separation from Service or that constitutes separation pay.
“Disability” or “Disabled” means the Participant is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (b) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Company employees because of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (c) determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; or (d) determined to be disabled in accordance with the Company’s long term disability plan, provided that such plan’s definition complies with Treasury Regulation Section 1.409A-3(i)(4).
“Distribution Election Form” means a form provided by the Administrator through which a Participant makes the distribution elections provided for in Articles III and VI.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“IRS” means the Internal Revenue Service.
“Participant” means any employee of the Company or a Participating Subsidiary who meets the conditions described in Article II of the Plan.
“Participating Subsidiary” means a Subsidiary of the Company to which the Plan has been extended by action of the Board or by action of the Committee, if the Board of Directors has authorized the Committee to so act.
“Plan” means the Supplemental Benefit Plan, as amended.
“Plan Year” means the calendar year.
“Retirement Plan” means The Toro Company Investment, Savings and Employee Stock Ownership Plan or any successor or replacement plan.
“Separation from Service” means any termination of employment with the Company and all Affiliates due to retirement, death, disability, resignation, termination or other reason, provided, however, that no Separation from Service is deemed to occur while a Participant is on a bona fide leave of absence that does not exceed six months, or if longer, the period during which the Participant’s right to reemployment with the Company or any Affiliate is provided by statute or by contract. A Separation from Service shall also include such other change in employment status that constitutes a “separation from service” under Section 409A of the Code.
“Specified Employee” means, for purposes of complying with the requirements of Code section 409A(a)(2)(B)(i) (relating to the 6-month delay of benefit distribution payable on account of a Separation from Service), a Participant who is a key employee as defined in Code section 416(i) (without regard to Code section 416(i)(5)) of the Company or any Affiliate at any time during the calendar year ending December 31, shall be treated as a Specified Employee for the entire 12-month period beginning on the next following April 1. For calendar years ending prior to January 1, 2017, a Participant will be treated as a key employee during a calendar year if the Participant was an elected officer at any time during the calendar year. For calendar years beginning on or after January 1, 2017, a Participant will be treated as a key employee if the Participant was an officer as defined for purposes of Section 16 of the Securities Exchange Act of 1934 at any time during the calendar year.
“Stable Return Fund Measure” means the earnings rate paid or credited from time to time on assets held in the Stable Return Fund or such other fund maintained to replace the Stable Return Fund under the Retirement Plan.
“Subsidiary” means any corporation that is a component member of the controlled group of corporations of which the Company is the common parent. Controlled group shall be determined by reference to Section 1563 of the Code but shall include any corporation described in Section 1563(b) (2) thereof.
“Surviving Spouse” means a person who is legally married to a Participant at the date of the Participant’s death and for at least one year prior thereto. Beginning June 26, 2013, a person is treated as legally married to a Participant if they are legally married under the law of any jurisdiction.

“Trust” means the trust established or maintained by the Company that is used in connection with the Plan to assist the Company in meeting its obligations under the Plan.
“Trustee” means the corporation or individual selected by the Company to serve as trustee for the Trust.
“Unforeseeable Emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, (a) imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency; (b) the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medications, may constitute an Unforeseeable Emergency; (c) the need to pay for the funeral expenses of a spouse, a Beneficiary or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) may also constitute an Unforeseeable Emergency; and (d) the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies.
II.    ELIGIBILITY AND PARTICIPATION
An employee who satisfies the conditions of this Article II and whose benefits under the Retirement Plan are or will be reduced because of the limitations on contributions and benefits imposed by Section 401(a)(l 7) or 415 of the Code shall be a Participant in the Plan.
A Participant in the Plan must be an employee of the Company or of a Participating Subsidiary receiving annual Compensation at a rate equal to or greater than the limitation established pursuant to Section 401(a)(17) of the Code, as such amount maybe adjusted from time to time by the Secretary of the Treasury.
Once an employee becomes a Participant, the Participant’s Account under the Plan will remain in effect until distributed as provided herein, even if for any subsequent Plan Year or portion thereof the employee is ineligible to be a Participant or ceases to be a Participant for any other reason.
III.    SUPPLEMENTAL ACCOUNT

3.1	Establishment of Account
The Company shall establish and maintain an Article III account for each Participant and shall credit such account for each Plan Year with an amount equal to the amounts described in Section 3.2 and 3.3.

3.2	Credits to Article III Account
The amount credited to a Participant’s Article III account for each Plan Year or portion thereof during which the employee is a Participant shall equal the difference between:
(a)    the aggregate amount of employer contributions (not including a Participant’s 401(k) contributions or related matching contributions) and forfeitures that would have been allocated or reallocated to the Participant under the Retirement Plan, based on the Participant’s Compensation, and without regard to the limitations imposed by Sections 401(a)(17) or 415 of the Code, and
(b)    the aggregate amount of employer contributions (not including a Participant’s 401(k) contributions or related matching contributions) and forfeitures actually allocated or reallocated to the Participant under the Retirement Plan.
Amounts credited to a Participant’s Article III account for any Plan Year shall be credited as of the end of such Plan Year.

3.3	Earnings on Amounts Credited
Amounts credited to a Participant’s Article III Account shall be credited with earnings at a rate and in a manner authorized by the Administrator from time to time; provided that the earnings rate for all Participants shall be based on a Participant’s selection from any fund made available by the Administrator from time to time. Earnings shall be credited as of the end of each business day that the Administrator authorizes the Plan’s recordkeeping system to determine the value of gains and losses. Notwithstanding the foregoing, for Participants who did not make a one-time election as of October 31, 2006 to allocate all funds in all accounts, past and future, so that earnings are based on the rate of return from one or more of the funds provided above, the earnings shall be determined based on the Stable Return Fund Measure. The Administrator will not be responsible to any Participant, Beneficiary or other person for any damages, losses or liabilities, costs or expenses of any kind arising in connection with any designation of a fund or the Participant’s designation of a crediting rate fund.
IV.    SUPPLEMENTAL RETIREMENT BENEFIT
Any supplemental retirement benefit due under Article IV of the Plan immediately prior to January 1, 2017 will be governed by the terms of the Plan as in effect immediately prior to the January 1, 2017 restatement of the Plan.
V.    SUPPLEMENTAL SURVIVING SPOUSE BENEFIT
Any supplemental Surviving Spouse benefit due under Article V of the Plan immediately prior to January 1, 2017 will be governed by the terms of the Plan as in effect immediately prior to the January 1, 2017 restatement of the Plan.

VI.    DISTRIBUTIONS

6.1	Distribution of Article III Accounts
Subject to Section 6.5, all amounts credited to a Participant’s Account in accordance with Article III, including earnings credits under Section 3.3, shall be distributed to or with respect to a Participant immediately following the Participant’s Separation from Service, including by reason of death. Available methods of distribution are (i) substantially equal annual, quarterly or monthly installment payments over a period not to exceed ten years or (ii) a single lump-sum distribution. The amount of a Participant’s substantially equal installment payment is determined when benefits commence and redetermined each subsequent January by dividing (i) the balance of the Account that is subject to the installment distribution at the end of the month preceding the month in which the first payment for the calendar year is to be made by (ii) the number of installment payments remaining to be made.

6.2	Election of Distribution Method for Article III Accounts
(a)    Each Participant shall elect on a Distribution Election Form the method of distribution of the Participant’s Article III account. The Distribution Election Form must be submitted to the Administrator, or its delegate, within 30 days after the date an individual becomes eligible to participate in the Plan. The election shall become effective and irrevocable upon its receipt by the Committee. If no election has been made by the required time, the Participant shall be deemed to have elected to receive the amounts credited to the Participant’s Article III account in a lump-sum payment. Any change in this default election must be made in accordance with Section 6.2(b). This Section 6.2(a) shall not apply to any individual who, though newly eligible to participate in the Plan, was previously eligible to participate in the Plan and for whom an Article III account is currently maintained. For such an individual, the prior Distribution Election Form in effect on or after January 1, 2009 shall remain in effect unless the Participant changes the election in accordance with Section 6.2(b).
(b)    Subject to Section 6.4, a Participant may change the Participant’s method of payment by electing another method available under the Plan by completing and submitting a Change Election to the Administrator, or its delegate, at any time up to one year before the date of the Participant’s Separation from Service. Such Change Elections are subject to the following: (i) any change shall not take effect until at least 12 months after the date on which the Change Election is made, (ii) the Change Election must be made at least 12 months before the date the payment is scheduled to be made (or in the case of installment or annuity payments treated as a single payment, the date the first amount was scheduled to be paid); and (iii) in the case of an Change Election relating to payments other than on account of an Unforeseeable Emergency, death or Disability of the Participant, the payment shall be deferred for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of installment or annuity payments treated as a single payment, five years from the date the first amount would otherwise have been paid).

6.3	Death Prior to Completion of Distributions for Article III Accounts
If a Participant dies before the full amount of the Participant’s Article III account has been distributed, any remaining amounts shall be distributed to the Participant’s Beneficiary by a method designated by the Participant in the Participant’s Distribution Election Form. If a Participant has not designated a Beneficiary or method of distribution, or if no designated Beneficiary is living on the date of distribution, such amounts shall be distributed to the personal representative (executor or administrator) of the Participant’s estate in a lump-sum distribution as soon as administratively feasible following the Participant’s death (but in no event later than the end of the calendar year following the calendar year in which the Participant died).

6.4	Limitation on Election of Distribution Method
A Participant may make only one Change Election with respect to distribution of any amount payable under the Plan.

6.5	Six-Month Suspension for Payments to Specified Employees
In the case of a Participant who is a Specified Employee as of the date of the Participant’s Separation from Service, all payments under the Plan to which the Participant is otherwise entitled on account of a Separation from Service for a reason other than death shall be delayed to the extent necessary so that the first payment made to the Participant is not made earlier than six months following the Participant’s Separation from Service (or, if earlier, the date of death of the Specified Employee) as required under Treasury Regulation Section 1.409A-3(i)(2).

6.6	Unforeseeable Emergencies
In the event a Participant incurs an Unforeseeable Emergency as determined by the Administrator based on the relevant facts and circumstances, the Participant may make a written request to the Administrator for a hardship withdrawal from the Participant’s Account established under Article III. Upon receiving such a request, the Administrator may make a distribution from the Participant’s Article III Account. Withdrawals of amounts because of an Unforeseeable Emergency are only permitted to the extent reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship.

6.7	Acceleration or Delay of Distributions
The Administrator in its sole discretion may exercise discretion to accelerate or delay the distribution of any payment under the Plan, if, and only to the extent, allowed under Code section 409A.
VII.    ADMINISTRATION OF THE PLAN

7.1	Administrator
The Company shall be the Administrator of the Plan. The Committee shall act on behalf of the Company with respect to the administration of the Plan and may delegate authority with respect to the administration of the Plan to a committee, a person or persons as it deems necessary or appropriate for the administration and operation of the Plan, including the Vice President, Human Resources and the Vice President, Secretary and General Counsel, which such officers may further delegate authority with respect to the administration of the Plan.

7.2	Authority of Administrator
The Administrator shall have the authority, duty and power to interpret and construe the provisions of the Plan in its sole discretion and as it deems appropriate; to adopt, establish and revise rules, procedures and regulations relating to the Plan; to determine the conditions subject to which any benefits may be payable; to resolve all questions concerning the status and rights of Participants and others under the Plan, including, but not limited to, eligibility for benefits; and to make any other determinations necessary or advisable for the administration of the Plan. The Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Administrator’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.

7.3	Operation of the Plan
The Administrator shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Company shall be responsible for payment of the expenses incurred in the administration of the Plan. The Administrator shall be responsible for determining eligibility for payments and the amounts payable pursuant to the Plan. The Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by or on behalf of the Company with respect to the Plan.

7.4	Claims Procedures
The Company intends to make payments under the Plan without requiring that a Participant submit a claim form. However, a Participant who believes a payment is due under the Plan may submit a claim for payments. For claims procedure purposes, the Administrator shall administer the claims process on behalf of the Company. The procedures in this Section 7.4 are intended to comply with Section 503 of ERISA and Section 2560.503-1 of the Department of Labor Regulations and pertain to claims by Participants and Beneficiaries (“claimants”) for Plan benefits, consideration of such claims and review of claim denials. For purposes of these procedures, a “claim” is a request for a benefit by a Participant or Beneficiary under the Plan. A claim is filed when the requirements of these procedures have been met.

(a)    If a claim is wholly or partially denied, notice of the decision, meeting the requirements of Section 7.4(b), shall be furnished to the claimant within a reasonable period of time after receipt of the claim by the Company. If notice of the denial of a claim is not furnished in accordance with this Section 7.4(a) within a reasonable period of time, the claim shall be deemed denied and the claimant shall be permitted to proceed to the review stage described in Section 7.4(c). For purposes of this Section 7.4(a), the period of time for notification to the claimant will not exceed 90 days (45 days for Disability claims) after receipt of the claim by the Company, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period (45 days for Disability claims). In no event shall such extension exceed a period of 90 days (30 days for Disability claims) from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the final decision (see the paragraph below for the contents of the extension notice with respect to Disability claims).
In addition, with respect to Disability claims, if, prior to the end of the first 30-day extension period, the Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. Both notices of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.
(b)    The Administrator shall provide to every claimant who is denied a claim for benefits written notice setting forth in a manner calculated to be understood by the claimant:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	appropriate information as to the steps to be taken if the Participant or Beneficiary wishes to submit a claim for review; and

(v)
in the case of an adverse benefit determination regarding Disability benefits, if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either a copy of the specific rule, guideline, protocol or other similar criterion, or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol or other criterion will be provided free of charge to the claimant upon request.

(c)    If a claim is denied in whole or in part and if the claimant is dissatisfied with the disposition of the claim, the claimant or the claimant’s duly authorized representative shall have a reasonable opportunity to appeal the denied claim to the Administrator or to a person designated by the Administrator, and shall have a full and fair review of the claim and its denial. Under this review procedure, a claimant or the claimant’s duly authorized representative may:

(i)	request a review upon written application to the Administrator;

(ii)	review pertinent documents; and

(iii)	submit issues and comments in writing.
A claimant must file such a request for review of a denied claim within a reasonable period of time, not to exceed 60 days (180 days for Disability claims) after receipt by the claimant of written notification of denial of a claim.
(d)    A decision by the Administrator shall be made promptly and shall not ordinarily be made later than 60 days (45 days for Disability claims) after the receipt by the Administrator of a request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days (90 days for Disability claims) after receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent provisions of the Plan on which the decision is based. The decision on review shall be furnished to the claimant within the period of time described in this subsection (d). If the decision on review is not furnished within such time, the claim shall be deemed denied on review.
VIII.    AMENDMENT OR TERMINATION
The Company reserves the power to amend or terminate the Plan at any time by action of the Committee which may, but need not be ratified by the Board.
No amendment or termination of the Plan shall directly or indirectly reduce the balance of any account described in Article III as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of amounts credited to such account shall be made to the Participant or the Participant’s Beneficiary in accordance with Article VI. No additional credits or contributions will be made to any account under the Plan after termination of the Plan, but gains or losses will continue to be credited to the Participant’s account under the Plan until all benefits are distributed to the Participant or the Participant’s Beneficiary.

No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any benefit under Article IV or Article V of the Plan, payment of which has commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.
Any acceleration of the time and form of payment as a result of the termination of the Plan shall be in accordance with Treasury Regulation Section 1.409A-3(])(4)(ix).
IX.    SOURCE OF PAYMENTS; NATURE OF INTEREST

9.1	The Trust
The Company has established a Trust that may be used to pay benefits arising under the Plan and costs, charges and expenses relating thereto. Funds deposited in the Trust shall remain the sole and exclusive property of the Company. To the extent that the funds held in the Trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay them.

9.2	No Alienation
Except as the Committee determines is required by law or order of a court of competent jurisdiction, neither the benefits payable hereunder nor the right to receive future benefits under the Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process, and no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, any person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

9.3	Unfunded Plan
The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA. Funds invested under the Plan, including amounts held in the Trust, shall continue for all purposes to be part of the general assets of the Company and available to the general creditors of the Company in the event of the Company’s bankruptcy (when the Company is involved in a pending proceeding under the Federal Bankruptcy Code) or insolvency (when the Company is unable to pay its debts as they mature). In the event of the Company’s bankruptcy or insolvency, the Company shall notify the Trustee in writing of such occurrence promptly following the date the Company obtains knowledge of such occurrence. No Participant, Surviving Spouse, Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan, and to the extent the Participant, Surviving Spouse, Beneficiary or any other person acquires a right to receive benefits under the Plan, such right shall be no greater than the right of any general unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to make payments to the Participants, Surviving Spouses, or Beneficiaries in the future.

9.4	No Guaranty
Nothing contained in the Plan shall constitute a guaranty by the Company or any other person or entity that any funds in the Trust or the assets of the Company will be sufficient to pay any benefit hereunder.

9.5	Transfers to the Trust
On the occurrence of a Change of Control, the Company shall transfer cash or property to the Trust in an amount equal to the present value of all accumulated or accrued benefits then payable to or on behalf the Participant or Participants under the Plan, plus any applicable fees. The Company may also transfer cash or property to the Trust in an amount equal to the present value of all accumulated or accrued benefits then payable under the Plan at any time in the sole discretion of the Company. Thereafter, the Company shall, for each Plan Year, transfer cash or property no later than 30 days after the end of the Plan Year in which the initial transfer occurs, and thereafter on each anniversary thereof, to the Trust for the benefit of each affected individual in an amount equal to the additional benefit accrued under the terms of the Plan during and in relation to the most recent Plan Year then ended. In the event of a transfer, the accounts of the Participants, established pursuant to Article III shall be credited with interest or earnings and losses in accordance with Section 3.3.

9.6	Unsecured General Creditor
Participants, Surviving Spouses, Beneficiaries and their heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or of the Trust. For purposes of the payment of benefits under the Plan, any and all of the Company’s assets including any assets of the Trust shall be, and remain until paid, the general, unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall consist solely of an unfunded and unsecured promise to pay money in the future.
X.    GENERAL PROVISIONS

10.1	No Right of Employment
No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company or any Subsidiary.

10.2	Incompetency
If any person entitled to a benefit payment under the Plan is declared incompetent and a conservator or other person legally charged with the care of such person or the estate of such person is appointed, any benefits under the Plan to which such person is entitled shall be paid to such conservator or other person. Except as provided above, when the Administrator determines that such person is unable to manage such person’s financial affairs, the Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

10.3	Corporate Changes
The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Article VIII.

10.4	Addresses
Each Participant shall keep the Company informed of the Participant’s current address and the current address of the Participant’s spouse or designated Beneficiary. The Company shall not be obligated to search for any person.

10.5	Limitations on Liability
Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Surviving Spouse, Beneficiary or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

10.6	Inspection
Each Participant shall receive a copy of the Plan, and the Company will make available for inspection by any Participant or Beneficiary a copy of any rules and regulations that are used by the Company in administering the Plan.

10.7	Withholding
Any amounts payable pursuant to the Plan may be reduced by the amount of any federal, state or local taxes that the Company reasonably determines is required by law to be withheld with respect to such payments. In addition, any amount payable pursuant to the Plan may be reduced by any amount owed by the Participant to the Company or any Subsidiary if, and only to the extent, permitted under Code section 409A.

10.8	Singular and Plural
Except when otherwise required by the context, any singular terminology shall include the plural.

10.9	Severability
If a provision of the Plan shall be held to be illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.10	Discharge of Obligations
The payment of benefits under the Plan to a Participant, Surviving Spouse, or any Beneficiary shall fully and completely discharge the Company and the Committee from all further obligations under the Plan with respect to the Participant, and any Beneficiary or Surviving Spouse.

10.11	Governing Law
To the extent that it is not governed by United States federal law, the Plan shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

10.12	Successors
The provisions of the Plan shall bind and inure to the benefit of the Company and the Company’s successors and assigns, the Participant, and the Participant’s Surviving Spouse and designated Beneficiaries.

10.13	No Assurance of Tax Consequences
Neither the Company nor the Board nor any other person guarantees or assures a Participant, Surviving Spouse or Beneficiary of any particular federal or state income tax, payroll tax or other tax consequence of participation in the Plan. A Participant should consult with professional tax advisors regarding all questions related to the tax consequences of participation.

10.14	Code Section 409A
The Plan document is intended to comply with the requirements of Code Section 409A (including accompanying regulations and current IRS guidance) and conform to the current operation of the Plan. The terms of the Plan shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Committee deems necessary to comply with Code Section 409A and any official guidance issued thereunder.
THE TORO COMPANY

By:__/s/ Amy E. Dahl________________

Name: Amy E. Dahl________________

Its:___ Vice President, Human Resources